Exhibit 4.4

July 13, 2012.

Petrobras Argentina S.A.

Maipú 1, Piso 22,

City of Buenos Aires, Argentina

Petrobras Hispano Argentina S.A.

Sagasta 26, piso 6 Derecha,

City of Madrid, Spain

Pampa Energia S.A.

Ortiz de Ocampo 3302, Building 4, 4th floor,

City of Buenos Aires, Argentina

Pampa Inversiones S.A.

Costa Rica 1538, 11500,

City of Montevideo, Uruguay

Inversiones Argentina I

Clifton House, 75 Fort Street, PO Box 190GT,

George Town, Grand Cayman, Cayman Islands

Re:	Settlement Agreement Offer Letter
File Reference: OSA#001

Dear Sirs:

The undersigned, Compañía de Inversiones de Energía S.A. (“CIESA”), a company organized and existing under the laws of Argentina and domiciled at Don Bosco 3672, Piso 6, City of Buenos Aires, Argentina, represented herein by Mr. Ricardo Isidro Monge, in his capacity as attorney-in-fact with sufficient and effective powers to act herein, are pleased to address this offer letter to: (i) Petrobras Argentina S.A. (“PESA”) , formerly known as Petrobras Energía S.A., a company organized and existing under the laws of Argentina and domiciled at Maipú 1, Piso 22, City of Buenos Aires, Argentina, (ii) Petrobras Hispano Argentina S.A. (“PHA”), a company organized and existing under the laws of Spain and domiciled at Sagasta 26, piso 6 Derecha, in the City of Madrid, Spain, with special domicile to this effect at Maipú 1, Piso 14, City of Buenos Aires, Argentina (PESA and PHA, together, are referred to as “Petrobras”), (iii) Pampa Energia S.A., a company organized and existing under the laws of Argentina and domiciled at Ortiz de Ocampo 3302, Edificio 4, Piso 4, City of Buenos Aires, Argentina (“Pampa Energia”), (iv) Pampa

Inversiones S.A., a company organized and existing under the laws of Uruguay and domiciled at Costa Rica 1538, 11500, Montevideo, Uruguay (“Pampa Inversiones”), and (v) Inversiones Argentina I, a company organized and existing under the laws of the Cayman Islands (“IA”) (Pampa Energía, Pampa Inversiones and IA, collectively, “Pampa”) (each of the six foregoing companies a “Party” and referred to collectively as the “Parties”), in order to the enter into a settlement agreement in strict accordance with terms and conditions set forth below (the “Settlement Agreement”):

RECITALS

WHEREAS, on September 1, 2005 PESA and PHA executed, together with Enron Pipeline Company Argentina S.A. (“EPCA”, currently known as EPCA S.A.); CIESA; ABN Amro Bank N.V. Sucursal Argentina (“ABN”, currently known as The Royal Bank of Scotland N.V.), solely in its capacity as trustee of the MSA Trust; Goldman, Sachs & Co.; Cargill Financial Services International, Inc.; Fintech Energy, LLC; Marathon Special Opportunity Master Fund, Ltd.; Marathon Master Fund, Ltd.; Ashmore Emerging Markets Debt Fund; Asset Holder PCC Limited Re Ashmore Emerging Markets Liquid Investment Portfolio; Ashmore Global Special Situations Fund Limited; Ashmore Global Special Situations Fund 2 Limited; Ashmore Sicav Emerging Markets Debt Fund; Banco de la Nación Argentina; and Banco de La Provincia de Buenos Aires Grand Cayman Branch, a restructuring agreement, amended on May 31, 2006, on August 23, 2007, on March 25, 2008, on May 17, 2011 and on the date hereof (the “Restructuring Agreement”) with respect to certain Notes (Obligaciones Negociables) (the “Notes”) issued by CIESA on April 22, 1997 and the two derivative transactions originally executed between CIESA and J. Aron & Company on August 3, 2000 and Morgan Guaranty MSA Trust Company of New York on August 4, 2000 (the “Derivatives”);

WHEREAS, in connection with the Restructuring Agreement, on August 29, 2005, ENRON Argentina CIESA Holding S.A., EPCA, PESA, PHA and CIESA executed, together with ABN, a trust agreement (the “MSA Trust” and the “MSA Trust Agreement”, respectively) which provides the fiduciary transfer to ABN as trustee of two hundred fifty five million, five hundred twenty seven thousand, four hundred seventy seven (255,527,477) shares of CIESA plus a 50% joint ownership interest in two (2) shares of CIESA that are currently jointly owned by the MSA Trust and PESA (all such shares, the “MSA Trust Shares”);

WHEREAS IA, an indirect subsidiary of Pampa Energia, represents that IA acquired from AEI 100% of the Notes, the Derivatives and the rights arising under the case “Compañía de Inversiones de Energía S.A. v. AEI, AEI v. Compañía de Inversiones de Energía S.A., Petrobras Energía S.A., Petrobras Hispano Argentina S.A., Héctor Daniel Casal, Claudio Fontes Nunes and Rigoberto Mejía Aravena” currently pending before the Supreme Court of the State of New York, New York County, Index N° 600245/09E (the “New York Litigation”);

WHEREAS Pampa accepted an offer to acquire, subject to complying with certain conditions precedent and to securing the relevant regulatory approvals, and acquired, after approval of such transactions by the Natural Gas Regulatory Entity (Ente Nacional Regulador del Gas) in the File ENRG N° 9151 by means of Actuatión ENRG N° 2812, all of the outstanding shares of capital stock of EPCA;

WHEREAS, by Memorandum of Agreement dated May 10, 2011 (“MOA”), the Parties agreed to enter into a “standstill” in connection with the New York Litigation and to include Pampa as a party to the Restructuring Agreement;

WHEREAS there was subsequently executed (i) a Fourth Amendment to the Restructuring Agreement, dated May 17, 2011, (ii) a Participation Agreement, dated May 17, 2011, (iii) a Shareholders’ Agreement, dated May 17, 2011 (collectively the “May 2011 Agreements”), and (iv) a Fifth Amendment to the Restructuring Agreement to be executed on the date hereof (the “Fifth Amendment”);

WHEREAS, the Parties did not agree to extend the MO A, which expired on May 11, 2012 and accordingly the standstill period agreed, with regards to the New York Litigation also expired, which has enabled the Parties to continue the dispute in New York Court in the event that the New York Litigation is not settled;

WHEREAS, it is the intention of the parties to terminate and extinguish to the fullest extent permitted by law the New York Litigation and mutually release each other from all claims and actions thereunder and, to that end and subject to the terms herein, the parties have agreed to enter into this Settlement Agreement;

NOW, THEREFORE, in consideration of the foregoing, and in further consideration of the promises herein contained, the receipt and sufficiency of which consideration is hereby acknowledged, it is hereby agreed as follows:

1.	Definitions.

All terms not otherwise defined herein, shall have the meaning assigned to them in the Restructuring Agreement, the MSA Trust Agreement, the MOA and/or the May 2011 Agreements, as the case may be.

2.	Tolling of Claims.

It is agreed that any limitations period which might otherwise have run with respect to the claims of any party to the New York Litigation from the date of the MOA shall, unless it had already expired as of May 10, 2011, be deemed to have tolled as from May 10, 2011 and shall continue to be tolled until either the execution of the Mutual Release of Claims in the New York Litigation substantially in the form attached hereto as Exhibit 3 or the termination of this Settlement Agreement, whichever occurs first. Notwithstanding anything to the contrary herein, in no event shall the claim of any party to the New York Litigation be tolled beyond May 10, 2017.

3.	Transactions Between the Parties.

3.1 In order to accomplish the final settlement of the New York Litigation, in furtherance of the Restructuring Agreement and the MOA, and subject to the terms of this Settlement Agreement, (i) the transaction contemplated under Section 3.1. “Debt Restructuring Step” of the Fifth Amendment attached hereto as Exhibit 4 and (ii) the transactions contemplated under this paragraph 3 herein below (the “Settlement Transactions”), shall have occurred on or before July 20, 2012 and shall be deemed to have occurred simultaneously. The Parties agree to carry on the following Settlement Transactions:

(a)	in exchange of USD 21,662,702 (United States Dollars twenty one million six hundred sixty-two thousand seven hundred two) of principal amount that Pampa Inversiones claims is owed to Pampa Inversiones under the Equity Option Debt, CIESA shall transfer and pay to Pampa Inversiones (i) the TGS B Exchanging Shares (34,133,200 Class B TGS Shares, representing approximately 4.3% of TGS’s issued and outstanding capital stock) and (ii) USD 10,262,213 (United States Dollars ten million, two hundred sixty-two thousand, two hundred thirteen), without set-off or counterclaim in freely available United States Dollars;

(b)	CIESA shall transfer USD76,735,019 (United States Dollars seventy six million, seven hundred thirty-five thousand, nineteen) to the bank account/s to be indicated by Pampa Inversiones, without set-off or counterclaim in freely available United States Dollars as payment of an equal principal amount that Pampa Inversiones claims is owed to Pampa Inversiones under the Equity Option Debt, which shall result in a cancellation of an equivalent principal amount outstanding under the Notes pursuant to the terms of the Fiscal Agency Agreement dated as of April 18, 1997 as amended from time to time (including the Agreement of Resignation, Appointment and Acceptance dated as of March 22, 2004) (the “FAA”);

(c)	Pampa Inversiones shall transfer to PESA an amount of USD42,877,955 (United States Dollars forty-two million, eight hundred seventy-seven thousand, nine hundred fifty-five) of principal amount that Pampa Inversiones claims is owed under the Equity Option Debt, and subsequently CIESA shall transfer USD42,877,955 (United States Dollars forty-two million, eight hundred seventy-seven thousand, nine hundred fifty-five) to the bank account/s to be indicated by PESA, without set-off or counterclaim in freely available United States Dollars as payment of such principal amount that PESA claims is owed to PESA under the Equity Option Debt, which shall result in a cancellation of an equivalent principal amount outstanding under the Notes pursuant to the terms of the FAA; and

(d)	PAMPA hereby unconditionally and irrevocably waives: (a) all and any other right to collect under the Existing Debt Obligations, including, but not limited to: (i) any right to collect all interest accrued under the Existing Debt Obligations (which at the date hereof PAMPA declares would be of approximately USD 138,086,561 (United States Dollars one hundred thirty-eight million, eighty-six thousand, five hundred sixty-one), (ii) any right to collect principal amount owed under the Existing Debt Obligations for a total aggregate amount of USD 14,166,162 (United States Dollars forteen million, one hundred sixty-six thousand, one hundred sixty two), and (b) any right to collect the full amount of the Restructuring Fee owed and accrued until March 31, 2012, and CIESA and PESA hereby accept all such waivers.

3.2 CIESA, PESA, EPCA, PAMPA and ABN shall execute the Fifth Amendment in order to replace the Amended Share Issuance and Transfer Steps agreed in the Fourth Amendment with the Debt Restructuring Step (as defined in the Fifth Amendment), the Settlement Transactions and, following the granting of the Regulatory Approvals and the remaining Amended Conditions Precedent (as defined in the Fifth Amendment), the Share Transfer Steps (as defined in the Fifth Amendment). Each of the Debt Restructuring Step and the Settlement Transactions shall be implemented not later than July 20, 2012 and shall be deemed to have been taken and occurred simultaneously. Each of the Debt Restructuring Step and the Settlement Transactions shall be conditioned on the performance and completion of all of the other Debt Restructuring Step and the Settlement Transactions. None of the Debt Restructuring Step and the Settlement Transactions will be implemented unless all of the Debt Restructuring Step and the Settlement Transactions are also implemented and completed.

3.3 Upon completion of the Debt Restructuring Step and the Settlement Transactions, the Existing Debt Obligations will be cancelled and no further claims of payment or other related claims may be made against CIESA under the Existing Debt Obligations. Simultaneously, counsel to the parties in the New York Litigation shall execute the Stipulation of Discontinuance of Claims With Prejudice in the form attached hereto, dismissing the New York Litigation with prejudice, and shall thereafter file it forthwith with the New York Court.

3.4 The Participation Agreement executed on the date of the Fourth Amendment shall be deemed valid by operation of law and enforceable as of the date hereof, it being understood and agreed by the Parties thereto that any payments of the Restructuring Fee to be made by PESA to Pampa thereunder after the date hereof shall be made by PESA on the basis of the gross payment received by it from TGS and without any deduction, withholding or netting in respect of Argentine federal, provincial or municipal taxes, unless such deduction, withholding or netting is mandatorily imposed by applicable laws.

3.5 It is hereby agreed that (a) any obligations of Pampa under this Settlement Agreement may be indistinctively fulfilled by either IA, Pampa Inversiones or Pampa Energía, and (b) any rights of Pampa under this Settlement Agreement may be exercised by either IA, Pampa Inversiones or Pampa Energía (as indicated in writing by Pampa Energía).

4.	Completion of the Settlement.

4.1 Immediately upon completion of the Debt Restructuring Step set forth in the Fifth Amendment and the Settlement Transactions, the parties to the New York Litigation shall:

(a)	cause their counsel to execute a Stipulation of Discontinuance of Claims With Prejudice in the form attached hereto as Exhibit 2 dismissing the New York Litigation with prejudice and shall thereafter file it forthwith with the New York Court; and

(b)	execute and deliver the Mutual Release of Claims in the New York Litigation in the form set forth in Exhibit 3 herein. In this respect, Petrobras shall procure the Individual Counterclaim-Defendants’ execution and delivery of said release, and Pampa shall procure AEI’s execution and delivery of said release.

4.2	Pampa represents and warrants that AEI has indicated its consent to the steps referred to in paragraph 4.1 and Pampa further agrees to procure AEI’s counsel’s execution of the Stipulation of Discontinuance With Prejudice and Mutual Release of Claims in the New York Litigation; and (b) Petrobras represents and warrants that Héctor Daniel Casal, Claudio Fontes Nunes and Rigoberto Mejía Aravena (collectively, the “Individual Counterclaim-Defendants”) have indicated their consent to the steps referred to in paragraph 4.1 and Petrobras further agrees to procure the Individual Counterclaim-Defendants’ counsel’s execution of the Stipulation of Discontinuance With Prejudice and Mutual Release of Claims in the New York Litigation.

5.	Tax and Other Matters.

Any incremental tax effect which may arise for Petrobras as a result of implementing this Settlement Agreement, to the extent it arises from the structure of the settlement being different from the restructuring structure set forth in the Fourth Amendment to the Restructuring Agreement, will be shared equally between Petrobras and Pampa, provided, however, that (i) under no circumstances Pampa shall be required to contribute more than an aggregate amount of AR$ 34,064,205, payable by Pampa to PESA at such time as the increased tax becomes due and payable by PESA, and in no event before May 2013; (ii) at the time of settling the New York Litigation, Pampa Energia shall deliver to PESA a non-endorsable deferred payment check (cheque de pago diferido con clausula “no a la orden”) (the “CPD”) as collateral security of payment of the amount mentioned in (i); and (iii) PESA may assign the CPD to an affiliate or to a third party, in which case: (x) PESA will have to deliver to Pampa Energía a notice within 5 business days of such assignment, (y) the amount of AR$ 34,064,205 owed under the CPD will be considered fully paid by Pampa to PESA, and any payment obligations of Pampa to Petrobras under this Section 5 will be considered to have been fully paid and discharged, and (z) if the amount owed by Pampa to Petrobras under the provisions of this Section 5 were lower than AR$ 34,064,205, then on the CPD maturity date Petrobras will reimburse to Pampa the difference between AR$ 34,064,205 and such amount.

6.	No Admissions. This document is for settlement purposes only and is not admissible for any purpose in any judicial, non-judicial, arbitration or other proceeding, except as may be reasonably necessary in connection with enforcing this Settlement Agreement, the Mutual Release of Claims and/or the Fifth Amendment. Nothing contained herein shall be construed as an admission of liability of any of the matters alleged in the New York Litigation or otherwise, and neither this Settlement Agreement, nor any of its terms or provisions, nor any of the negotiations or proceedings connected with it, shall be construed as or deemed in any judicial, non-judicial, arbitration or other proceeding, to be evidence of, or a presumption, concession, or admission by any Party hereto of, the truth of any fact alleged or the validity of any claim that has been, could have been or in the future might be asserted against any of them, or of any liability, fault, wrongdoing or otherwise by any of them.

7.	Governing Law. This Settlement Agreement shall be construed in accordance with, and governed by, the laws of the State of New York without giving effect to that State’s choice of law principles.

8.	Dispute Resolution. Any disputes regarding or relating to any aspect of this Settlement Agreement’s formation, meaning, performance or breach, or arising out of or relating in any way to this Settlement Agreement, shall be determined exclusively by the federal or state courts of New York located in the Borough of Manhattan in the State of New York, and the Parties irrevocably submit to the jurisdiction of said courts and waive any objection to personal jurisdiction or convenience of the forum. Notwithstanding anything to the contrary herein, the Individual Counterclaim-Defendants do not submit to the jurisdiction of any federal or state courts of New York and expressly reserve all, and do not waive any, objections to personal jurisdiction and convenience of the forum.

9.	Confidentiality. The Parties undertake to keep all matters covered by this Settlement Agreement confidential. No press release or public announcement may be made by any of the Parties in relation to any of the issues directly or indirectly related to this Settlement Agreement, without the other Parties’ prior and express written approval, unless it involves the performance of any statutory or regulatory obligation.

10.	Assignment. None of the Parties may assign the benefits of, or rights or obligations created by, this Settlement Agreement without the prior written consent of the other Parties; provided, however, that no such consent from the other Parties shall be required for the transfer and assignment of Pampa’s right to receive the MSA Trust Shares pursuant to Section 3 of the Fifth Amendment to a third party, disregarding whether such party is an affiliate or Pampa or not.

11.	Entire Agreement. This Settlement Agreement, including its exhibits, constitutes the entire agreement and understanding of the Parties relating to the subject matter hereof and supersedes all prior agreements and understanding relating to the subject matter hereof.

12.	No other amendments. The provisions of the Restructuring Agreement will be binding among the Parties, with the exception of any provisions that conflict with this Settlement Agreement or the Fifth Amendment, which in such case will be superseded and replaced by the provisions of this Settlement Agreement or the Fifth Amendment, as the case may be; provided, however, that if there is a conflict between the Restructuring Agreement and this Settlement Agreement none of the provisions of this Settlement Agreement shall prevail if this Settlement Agreement’s provisions that tend to prevail jeopardize, diminish or affect -in any manner whatsoever- the MSA Trustee’s rights under the Restructuring Agreement or the MSA Trust.

13.	Warranties, Representations and Indemnification.

(a)	Both of Petrobras and CIESA warrant and represent that neither all nor any portion of any of the claims currently maintained by CIESA in the New York Litigation (or maintained by CIESA as of May 10, 2011) has been assigned to any other person, including any affiliate of any Party.

(b)	Pampa warrants and represents that neither all nor any portion of the claims currently maintained by IA and/or AEI in the New York Litigation (or maintained by IA and/or AEI as of May 10, 2011) has been assigned to any other person, including any affiliate of any Party.

(c)	Each Party warrants and represents that the person executing this Settlement Agreement on its behalf is authorized to do so.

(d)	In the event any Party breaches any warranty, representation, or obligation as contained in this Settlement Agreement, that Party shall indemnify each other Party for all damages, expenses (including reasonable attorney’s fees) and other costs incurred by such Party as a result of such breach.

14.	Execution in Counterparts. This Settlement Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page by facsimile or PDF transmission shall be as effective as delivery of a manually executed counterpart.

15.	Termination. In the event that the transactions referred to in paragraph 3 above have not occurred on or before July 20, 2012, this Settlement Agreement shall terminate and cease to have any effect.

** **

This Offer Letter shall remain open for acceptance by Pampa and Petrobras until 5:00 p.m. (New York time) on July 13, 2012, and shall be deemed accepted upon performance by both Pampa and Petrobras of any action resulting from such acceptance, including the performance of any of the Settlement Transactions.

This Offer Letter shall be governed by and construed in accordance with the laws of the State of New York.

Very truly yours.

COMPAÑÍA DE INVERSIONES DE ENERGÍA S.A.

By:
	Name:	Ricardo Monge
	Title:	Presidente

Exhibit 2

SUPREME COURT OF THE STATE OF NEW YORK

COUNTY OF NEW YORK
X
COMPAÑÍA DE INVERSIONES DE ENERGÍA S.A.,
:
Plaintiff,
:
- against -
	:	Index No. 600245/09E

AEI, f/k/a ASHMORE ENERGY INTERNATIONAL, f/k/a PRISMA ENERGY INTERNATIONAL INC. and INVERSIONES ARGENTINA I	:	Hon. Barbara R. Kapnick I.A.S. Part 39

Defendant.
:

X
AEI and INVERSIONES ARGENTINA I,

:
Counterclaim-Plaintiff,
	:	STIPULATION OF DISCONTINUANCE OF CLAIMS WITH PREJUDICE
-against -
:

COMPAÑÍA DE INVERSIONES DE ENERGÍA S.A., PETROBRAS HISPANO ARGENTINA S.A., PETROBRAS ENERGÍA S.A., HÉCTOR DANIEL CASAL, CLAUDIO FONTES NUNES and RIGOBERTO MEJÍA	:

ARAVENA,	:

Counterclaim-Defendants.	:

:
X

IT IS HEREBY STIPULATED AND AGREED by and between the attorneys of record for all parties herein whereas no party is an infant, incompetent for whom a committee has been appointed or conservatee, and no person not a party has an interest in the subject matter of the action that, pursuant to CPLR 3217 and Local Rule 202.28, all claims and counterclaims that were asserted in the above-captioned action be and hereby are discontinued with prejudice.

IT IS FURTHER STIPULATED AND AGREED that this stipulation shall not be construed as a submission to personal jurisdiction by Héctor Daniel Casal, Claudio Fontes Nunes, or Rigoberto Mejía Aravena, all of whom expressly reserve all, and do not waive any, objections to personal jurisdiction.

Accordingly, Plaintiff/Counterclaim-Defendant Compañía de Inversiones de Energía S.A., Counterclaim-Defendants Petrobras Hispano Argentina S.A., Petrobras Energía S.A. (currently known as Petrobras Argentina S.A.), Héctor Daniel Casal, Claudio Fontes Nunes and Rigoberto Mejía Aravena, and Defendant/Counterclaim-Plaintiffs Inversiones Argentina I and AEI are hereby dismissed from the above-captioned action with prejudice. No costs shall be granted to any party as against another. This stipulation may be filed without further notice to any party.

Dated:	New York, New York July , 2012

WILK AUSLANDER LLP	SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

By:
By:	Marco E. Schnabl
Jay S. Auslander Natalie Shkolnik Julie Cilia 1515 Broadway, 43rd Floor New York, New York 10036	Timothy G. Nelson
Four Times Square
New York, New York 10036-6522

Attorneys for Inversiones Argentina I and AEI

Attorneys for Compañía de Inversiones de Energía S.A., Petrobras Hispano Argentina S.A., Petrobras Energía S.A (currently known as Petrobras Argentina S.A.)., Héctor Daniel Casal, Claudio Fontes Nunes and Rigoberto Mejía Aravena

IT IS SO ORDERED.

J.S.C.

Exhibit 3

MUTUAL RELEASE OF CLAIMS RELATED TO THE NEW YORK ACTION

This mutual release, dated July 13, 2012 (the “Mutual Release”) is entered into by and among Petrobras Argentina S.A. (“PESA”, formerly known as Petrobras Energía S.A.), Petrobras Hispano Argentina S.A. (“PHA”), Compañia de Inversiones de Energía S.A. (“CIESA”), Hector Daniel Casal, Claudio Fontes Nunes and Rigoberto Mejía Aravena, on the one hand (collectively, the “PESA/CIESA Parties”), and AEI (formerly known as Ashmore Energy International and formerly known as Prisma Energy International Inc.) and Inversiones Argentina I (“IA”), on the other hand (collectively the “IA/AEI Parties,” and together with the PESA Parties, the “Parties”).

WHEREAS, on September 1, 2005 PESA, PHA and CIESA executed, together with Enron Pipeline Company Argentina S.A.; ABN Amro Bank N.V. Sucursal Argentina solely in its capacity as trustee of the MSA Trust; Goldman, Sachs & Co.; Cargill Financial Services International, Inc.; Fintech Energy, LLC; Marathon Special Opportunity Master Fund, Ltd.; Marathon Master Fund, Ltd.; Ashmore Emerging Markets Debt Fund; Asset Holder PCC Limited Re Ashmore Emerging Markets Liquid Investment Portfolio, Ashmore Global Special Situations Fund Limited; Ashmore Global Special Situations Fund 2 Limited; Ashmore Sicav Emerging Markets Debt Fund; Banco de la Nación Argentina; and Banco de La Provincia de Buenos Aires Grand Cayman Branch, a restructuring agreement, amended on May 31, 2006, on August 23, 2007, on March 25, 2008, on May 17, 2011 and on July 13 2012 (the “Restructuring Agreement”) with respect to certain Notes (Obligaciones Negociables) (the “Notes”) issued by CIESA on April 22, 1997 and two derivative transactions originally executed between CIESA and J. Aron & Company on August 3, 2000 and Morgan Guaranty MSA Trust Company of New York on August 4, 2000 (the “Derivatives”);

WHEREAS, CIESA brought claims against AEI in the Supreme Court of the State of New York, County of New York in connection with the Notes and the Restructuring Agreement, and AEI brought claims against the PESA/CIESA Parties in connection with the Notes, the Derivatives and the Restructuring Agreement, all such claims set forth in the action captioned Compañía de Inversiones de Energía S.A. v. AEI f/k/a Ashmore Energy International f/k/a Prisma Energy International Inc., AEI v. Compañía de Inversiones de Energía S. A., Petrobras Hispano Argentina S. A., Petrobras Energía S.A., Héctor Daniel Casal, Claudio Fontes Nunes and Rigoberto Mejía Aravena, Index No. 600245/09E (the “New York Litigation”);

WHEREAS, IA represents that, pursuant to a transfer and assignment agreement dated January 27, 2011 by and between AEI and IA, AEI transferred and assigned to IA, among other rights and obligations, 100% of AEI’s interest in the Notes and the Derivatives as well as certain claims brought in the New York Litigation and the right to receive any proceeds that may be awarded to AEI and/or IA on account of any claims in the New York Litigation;

WHEREAS, by stipulation dated July 13, 2012, having regard to a Settlement Agreement dated July 13, 2012 among PESA, PHA, IA, CIESA and certain other parties (the “Settlement Agreement”), the parties filed a stipulation of discontinuance of claims with prejudice of the New York Litigation;

WHEREAS, the Parties desire to fully and finally settle and resolve any and all disputes and claims that were the subject of the New York Litigation;

NOW, THEREFORE, the Parties hereby agree as follows:

1. IA/AEI Parties Release. Subject to paragraph 4 below, the IA/AEI Parties, on behalf of themselves and on behalf of each of their predecessors, successors, parents, subsidiaries, and affiliated and/or related companies, and each of their respective present and former officers, directors, employees, representatives, partners, business entities, agents, attorneys, insurers, accountants, heirs, executors, administrators, conservators, assignors and assignees, and each of them (“IA/AEI Releasing Parties”) hereby knowingly and voluntarily fully and forever release and discharge the PESA/CIESA Parties and their predecessors, successors, parents, subsidiaries, and affiliated and/or related companies, and each of their respective present and former officers, directors, employees, representatives, partners, business entities, loan-out companies, agents, attorneys, insurers, accountants, heirs, executors, administrators, conservators, assignors and assignees, and each of them (“PESA/CIESA Parties Releasees”) from any and all claims, demands, liens, actions, suits, causes of action, obligations, controversies, debts, costs, attorneys’ fees, expenses, damages, judgments, orders, and liabilities of whatever kind and/or nature in law, equity or otherwise, whether known or unknown, that are based upon, relate or are connected to or arise out of (i) the claims asserted in the New York Litigation, (ii) any claim involving AEI with respect to the Restructuring Agreement or any of the transactions or matters contemplated thereby, (iii) the Notes, the Derivatives or any of the transactions or matters contemplated thereby, (iv) any claim involving AEI with respect to any other investment by the IA/AEI Parties Releasees in any of the PESA/CIESA Releasing Parties or in Transportadora de Gas del Sur S.A. or (v) any actions, suits or proceedings (other than the New York Litigation) brought or commenced by any of the Parties in connection with any of the foregoing except the right to enforce this Mutual Release and/or the Settlement Agreement. The claims released hereunder are sometimes referred to herein as the “IA/AEI Parties Released Claims.”

2. PESA/CIESA Parties Release. Subject to paragraph 4 below, the PESA/CIESA Parties, on behalf of themselves and on behalf of each of their predecessors, successors, parents, subsidiaries, and affiliated and/or related companies, and each of their respective present and former officers, directors, employees, representatives, partners, business entities, agents, attorneys, insurers, accountants, heirs, executors, administrators, conservators, assignors and assignees, and each of them (“PESA/CIESA Releasing Parties”) hereby knowingly and voluntarily fully and forever release and discharge the IA/AEI Parties and their predecessors, successors, parents, subsidiaries, and affiliated and/or related companies, and each of their respective present and former officers directors, employees, representatives, partners, business entities, loan-out companies, agents, attorneys, insurers, accountants, heirs, executors, administrators, conservators, assignors and assignees, and each of them (“IA/AEI Parties Releasees”) from any and all claims, demands, liens, actions, suits, causes of action, obligations, controversies, debts, costs, attorneys’ fees, expenses, damages, judgments, orders, and liabilities of whatever kind and/or nature in law, equity or otherwise, whether known or unknown, that are based upon, relate or are connected to or arise out of (i) the claims asserted in the New York Litigation, (ii) any claim involving AEI with respect to the Restructuring Agreement or any of the transactions or matters contemplated thereby, (iii) the Notes, the Derivatives or any of the transactions or matters contemplated thereby, (iv) any claim involving AEI with respect to any other investment by the IA/AEI Parties Releasees in any of the PESA/CIESA Releasing Parties or in Transportadora de Gas del Sur S.A. or (v) any actions, suits or proceedings (other than the New York Litigation) brought or commenced by any of the Parties in connection with any of the foregoing, except the right to enforce this Mutual Release and/or the Settlement Agreement. The claims released hereunder are sometimes referred to herein as the “PESA/CIESA Parties Released Claims.”

3. Covenants Not to Sue. Except for the purpose of enforcing the terms of this Mutual Release and/or the Settlement Agreement, and without prejudice to paragraph 4 hereof, (a) the IA/AEI Releasing Parties agree to refrain and forbear forever from commencing, instituting, prosecuting, or filing any claim for damages or demand in any forum, country or jurisdiction in connection with any lawsuit, action, arbitration or proceeding against the PESA/CIESA Parties Releasees, or any of them, or otherwise commencing or filing in any forum, country or jurisdiction any complaints or proceedings with any government or regulatory entity, based upon, relating or connected to or arising out of any of the IA/AEI Parties Released Claims, and (b) the PESA/CIESA Releasing Parties agree to refrain and forbear forever from commencing, instituting, prosecuting, or filing any claim for damages or demand in any forum, country or jurisdiction in connection with any lawsuit, action, arbitration or proceeding against the IA/AEI Parties Releasees, or any of them, or otherwise commencing or filing in any forum, country or jurisdiction any complaints or proceedings with any government or regulatory entity, based upon, relating or connected to or arising out of any of the PESA/CIESA Parties Released Claims.

4. Other Agreements Not Affected. This Mutual Release does not affect the validity or binding effect of (i) the Settlement Agreement; (ii) the Acta Acuerdo, dated April 28, 2011, (iii) the Memorandum of Agreement, dated May 10, 2011, (iv) the Fourth Amendment and the Fifth Amendment to the Restructuring Agreement, dated May 17, 2011, and July 13 2012, respectively; (v) the Participation Agreement, dated May 17, 2011, (vi) the Shareholders’ Agreement, dated May 17, 2011; and (vii) the Trust Agreement, dated June 2, 2011, all of which have been entered into by and among IA and/or its affiliates (on the one hand) and PESA/CIESA and/or their affiliates (on the other), and other third parties, for the restructuring of the respective interests of the Parties in Transportadora de Gas del Sur S.A., nor does it affect such Parties’ right to mutually agree upon waivers and/or amendments of the provisions contained in the foregoing instruments, nor does it affect the validity and currency of the Restructuring Agreement (and the Parties’ rights thereunder). The Restructuring Agreement is being continued in existence pursuant to the foregoing instruments (and subject to the terms thereof). Notwithstanding anything to the contrary herein, (i) claims arising from the Restructuring Agreement, whether known or unknown, shall be included in the “IA/AEI Parties Released Claims,” to the extent that such claims are or were in existence on or before the date of this Mutual Release; and (ii) claims arising from the Restructuring Agreement, whether known or unknown, shall be included in the “PESA/CIESA Parties Released Claims,” to the extent that such claims are or were in existence on or before the date of this Mutual Release. For the sake of clarity, the Parties do not waive, but to the contrary intend to reserve and do reserve all of their rights, claims, and defenses with respect to the Settlement Agreement and as to those Parties party thereto the Fifth Amendment to the Restructuring Agreement, dated July 13 2012. For the sake of further clarity, each of the Parties acknowledges and agrees that AEI is not party to or bound by, and has no obligations or liability under, any of the agreements listed in the first sentence of this Section 4.

5. Governing Law. This Mutual Release shall be construed in accordance with, and governed by, the laws of the State of New York without giving effect to that State’s choice of law principles.

6. Dispute Resolution. Any disputes regarding or relating to any aspect of this Mutual Release’s formation, meaning, performance or breach, or arising out of or relating in any way to this Mutual Release, shall be determined exclusively by the federal or state courts of New York located in the Borough of Manhattan in the State of New York, and PESA, CIESA, AEI, and IA irrevocably submit to the jurisdiction of said courts and waive any objection to personal jurisdiction or convenience of the forum. Notwithstanding anything to the contrary herein, Hector Daniel Casal, Claudio Fontes Nunes and Rigoberto Mejía Aravena do not submit to the jurisdiction of said courts and expressly reserve all, and do not waive any, objections to personal jurisdiction and convenience of the forum.

7. Confidentiality. Except as may be otherwise required by law, the Parties undertake to keep all matters covered by this Mutual Release confidential, except as may be reasonably necessary in connection with enforcing this Mutual Release and/or the Settlement Agreement. No press release or public announcement may be made by any of the Parties in relation to any of the issues directly or indirectly related to this Mutual Release, without the other Parties’ prior and express written approval, unless it involves the performance of any statutory or regulatory obligation.

8. Settlement Purposes Only. This document is for settlement purposes only and is not admissible for any purpose in any judicial, non-judicial, arbitration or other proceeding, except as may be reasonably necessary in connection with enforcing this Mutual Release and/or the Settlement Agreement. Nothing contained herein shall be construed as an admission of liability of any of the matters alleged in the New York Litigation or otherwise, and neither this Mutual Release, nor any of its terms or provisions, nor any of the negotiations or proceedings connected with it, shall be construed as or deemed in any judicial, non-judicial, arbitration or other proceeding, to be evidence of, or a presumption, concession, or admission by any Party hereto of, the truth of any fact alleged or the validity of any claim that has been, could have been or in the future might be asserted against any of them, or of any liability, fault, wrongdoing or otherwise by any of them.

9. Assignment. None of the Parties may assign the benefits of, or rights or obligations created by, this Mutual Release without the prior written consent of the other Parties.

10. Signatories. Each Party warrants and represents that the person executing this Mutual Release on its behalf is authorized to do so.

11. Entire Agreement. This Mutual Release, together with the Settlement Agreement (but only with respect to those Parties party thereto), constitutes the entire agreement and understanding of the Parties relating to the subject matter hereof and supersedes all prior agreements and understanding relating to the subject matter hereof.

12. Amendment. This Mutual Release may be amended, modified, superseded or canceled and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by an instrument in writing signed by each of the Parties

13. Effectiveness. This Mutual Release shall become effective as of the date set forth above.

14. Execution in Counterparts. This Mutual Release may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page by facsimile or PDF transmission shall be as effective as delivery of a manually executed counterpart.

* * * SIGNATURE PAGES FOLLOW * * *

IN WITNESS WHEREOF, the authorized representatives of the Parties execute eight (8) counterparts of this Mutual Release.

PETROBRAS ARGENTINA S.A.

By:
Name:
Title:

PETROBRAS HISPANO ARGENTINA S.A.

By:
Name:
Title:

COMPAÑÍA DE INVERSIONES DE ENERGÍA S.A.

By:
Name:
Title:

INVERSIONES ARGENTINA I

By:
Name:
Title:

AEI

By:

Name:
Title:

HÉCTOR	DANIEL	CASAL

CLAUDIO	FONTES	NUNES

RIGOBERTO	MEJÍA	ARAVENA

Exhibit 4

FIFTH AMENDMENT

[SEE EXHIBIT 4.3 TO THIS ANNUAL REPORT ON FORM 20-F.]

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